Exhibit 21.1

Plug Power Inc. Subsidiaries

Below is a list of Plug Power Inc.’s wholly owned subsidiaries. The names of certain subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute, as of December 31, 2022, a “significant subsidiary” as that term is defined in Rule 1-02(w) of Regulation S-X.

Plug Project Holding Co. LLC (incorporated in Delaware)

Yellowtail Energy, LLC (incorporated in Delaware)

Gateway Hydrogen, LLC (incorporated in Delaware)

Youngwind, LLC (incorporated in Delaware)

Peachtree Renewables, LLC (incorporated in Delaware)

Plug Power Limestone LLC (incorporated in Delaware)

Heartland Solar 1, LLC (Delaware)

LA JV LLC (incorporated in Delaware)

United Hydrogen Group, Inc. (incorporated in Delaware)

Alloy Custom Products, LLC (incorporated in Indiana)

Westmor Cryogencis, LLC (incorporated in Texas)

Applied Cryo Technologies, Inc. (incorporated in Texas)

Joule Processing, LLC (incorporated in Texas)

Frames Holding BV (incorporated in Netherlands)

Plug Power France SAS (incorporated in France)

Plug Power Europe SAS (incorporated in Texas)

Plug Power España S.L. (incorporated in Spain)

Plug Power Germany GmbH (incorporated in Germany)